UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 9, 2007

Date of Report (Date of earliest event reported)

GLOBAL IMAGING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24373	59-3247752
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3820 Northdale Blvd., Suite 200A, Tampa, FL 33624

(Address of principal executive offices) (Zip Code)

(813) 960-5508

(Registrant’s telephone number)

(not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On May 9, 2007, Xerox Corporation, a New York corporation (“Xerox”) and its wholly owned subsidiary, RG Acquisition I Corp., a Delaware corporation (the “Purchaser”), announced the expiration of the initial period of the Offer by the Purchaser to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Global Imaging Systems, Inc., a Delaware corporation (the “Company”) for $29.00 per Share to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 4, 2007, and the related Letter of Transmittal, which were filed with the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B) thereto (the “Offer”). The initial period of the Offer and the withdrawal rights expired at midnight New York City time, on May 8, 2007, at which time, based on the information provided by the Depositary to Xerox, 45,567,421 Shares were tendered and not withdrawn prior to the expiration of the Offer, including 2,740,389 Shares subject to guaranteed delivery procedures. The Purchaser has accepted all validly tendered and not withdrawn Shares for payment. The Shares tendered and not withdrawn represent approximately 90.4 percent of the Company’s outstanding Shares.

The Offer was made in accordance with, and the acceptances made pursuant to, the terms of the Agreement and Plan of Merger dated April 1, 2007 (the “Merger Agreement”) by and among Xerox, the Purchaser and the Company. Pursuant to the terms of the Merger Agreement, Xerox intends to cause the merger of the Purchaser with and into the Company (the “Merger”) following the expiration of the Offer. The Merger Agreement provides, among other things, that subject to certain conditions, the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation, wholly owned by Xerox. Pursuant to the Merger Agreement, at the Effective Time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company, Parent or the Purchaser, which will be canceled and retired and shall cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the General Corporation Law of the State of Delaware) will be converted into the right to receive $29.00 net in cash without interest and less any required withholding taxes.

According to the Offer to Purchase, Xerox will provide the Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not withdrawn and will provide funding for the Merger. The Offer and the Merger are not conditioned on any financing arrangements.

Pursuant to the Merger Agreement, Xerox is now entitled to designate a proportionate number of directors to the Company’s Board of Directors (based on the number of Shares which are purchased pursuant to the Offer or otherwise owned by Xerox and its affiliates). The Company is obligated to promptly take all action necessary to effect such designations, provided that, prior to the Effective Time, at least two board members shall not be officers, directors, employees or designees of Xerox, the Purchaser or any of their affiliates.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Form 8-K filed with the Securities and Exchange Commission by the Company on April 2, 2007 and is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the provisions of the Merger Agreement summarized in Item 5.01 above, Messrs. Thomas S. Johnson, Raymond Schilling, Michael E. Shea, Jr., Mark A. Harris, Daniel T. Hendrix and Edward J. Smith and Ms. M. Lazane Smith, directors of the Company, notified the Company that each of them will resign from the Board of Directors of the Company effective as of May 9, 2007, the acceptance date of the Purchaser’s tender offer. Each resigning director is resigning pursuant to the provisions of the Merger Agreement and no director is resigning from the Board of Directors because of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

In addition, on May 9, 2007, the Company’s Board of Directors appointed the following individuals as members of the Company’s Board of Directors in the class indicated next to his or her name, to fill vacancies created by the aforementioned resignations:

Kathleen Fanning	Class I

James A. Firestone	Class I

Timothy J. MacCarrick	Class II

Rhonda L. Seegal	Class II

Leslie F. Varon	Class III

Lawrence A. Zimmerman	Class III

Such persons were designated for appointment as directors of the Company by Xerox pursuant to the Merger Agreement, as summarized in Item 5.01 above. Each of such persons is an officer of Xerox and/or the Purchaser. Information about the six directors designated for appointment by Xerox has been previously disclosed in the Information Statement contained in Amendment No. 2 to the Company’s Schedule 14D-9, which was mailed to the Company’s stockholders and filed with the Securities and Exchange Commission on April 27, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of April 1, 2007, by and among Xerox Corporation, a New York corporation, RG Acquisition I Corp., a Delaware corporation, and Global Imaging Systems, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Imaging Systems, Inc.

Date: May 9, 2007	By:	/s/ Thomas S. Johnson
Thomas S. Johnson
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit 2.1	Agreement and Plan of Merger, dated as of April 1, 2007, by and among Xerox Corporation, a New York corporation, RG Acquisition I Corp., a Delaware corporation, and Global Imaging Systems, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007).